Exhibit 10.16

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

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MCA-001-01

MASTER COLLABORATION AGREEMENT

THIS MASTER COLLABORATION AGREEMENT (together with its Exhibit(s), this “Agreement”) is made as of October 21, 2019 (the “Signing Date”) by and between CENTURY THERAPEUTICS, LLC, having a principal place of business at 3675 Market St., Philadelphia, PA 19104 USA (“Century”) and FUJIFILM Cellular Dynamics, Inc., having a principal place of business at 525 Science Drive. Madison WI 53711. USA (“FCDI”). Century and FCDI are each referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS, on the thirteenth day of September, 2018, FCDI invested in Century Therapeutics, Inc., an affiliate of Century (“Century Inc.”) pursuant to that certain Common Stock Purchase Agreement (the “SPA”) by and among Century Inc., FCDI and Versant Venture Capital VI, L.P. (“Versant”), dated September 13, 2018;

WHEREAS, pursuant to Section 2.6 of the SPA and in connection therewith, Century Inc. and FCDI entered into that certain Reprogramming License Agreement (as defined below) and that that certain Differentiation License Agreement (as defined below);

WHEREAS, pursuant to the Reprogramming License Agreement, FCDI grants a non-exclusive license to Century Inc. under patent rights related to the cell reprogramming of human cells to induced pluripotent stem cells (“iPSCs”) pursuant to the terms and conditions set forth therein;

WHEREAS, pursuant to the Differentiation License Agreement, FCDI grants an exclusive license to Century Inc. under patent rights and know-how related to the manufacture of human iPSC (including TiPSC)-derived T cells, NK cells, dendritic cells, and macrophages pursuant to the terms and conditions set forth therein;

WHEREAS, Century Inc. has assigned all of its rights and obligations under the Reprogramming License Agreement and the Differentiation License Agreement to Century;

WHEREAS, Century and FCDI have agreed to enter into a collaboration agreement under which FCDI may, from time to time, provide certain services for Century to develop, manufacture and sell T-cell-derived induced pluripotent stem cell(s) (“TiPSC”) to Century to be used by Century, its Affiliates and its sublicensees to Exploit the Licensed Product (as defined in the Reprogramming License Agreement) under and subject to the terms and conditions of the Reprogramming License Agreement and the Differentiation License Agreement, in addition to such other research, development and/or manufacturing services as may be mutually agreed upon by them hereunder; and

WHEREAS, beginning on the Effective Date, FCDI has performed certain services and Century has performed certain supporting activities related to the development and manufacture of TiPSCs, and Century has paid FCDI Two Million Five Hundred Thousand Dollars ($2,500,000) for such services, as contemplated in the Research Plan (as defined below). This Agreement establishes the general terms and conditions under which FCDI shall provide Services (as defined below) to Century following the Signing Date and notwithstanding anything to the contrary herein, such terms and conditions will govern the Services which have been performed and payments which have been made between the Signing Date and the Effective Date.

THEREFORE, the Parties hereto agree, that for each set of Services, the following provisions shall govern:

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Article 1.          DEFINITIONS

Capitalized terms that are not defined in this Agreement shall have the same meaning set forth in the Reprogramming License Agreement and/or the Differentiation License Agreement, as applicable.

1.1	“Actual Remuneration Amount” means the cumulative net amount invoiced for a given twelve (12)-month period during the Term for the Services rendered to Century by FCDI in such 12-month period as further described in Section 5.2.

1.2	“Approved Research Budget” means the written budget for the Research Plan, as set forth on Exhibit C attached hereto, as may be amended from time to time in accordance with this Agreement.

1.3	“Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in Boston, Massachusetts are authorized by law to remain closed.

1.4	“Century-Proposed Estimated Research Budget” has the meaning ascribed to it in Section 2.2(ii)B.

1.5	“Century-Proposed Research Plan Modification” has the meaning ascribed to it in Section 2.2(ii)B.

1.6	“cGMP” or “GMP” means Current Good Manufacturing Practice as defined in (i) the Federal Register volume 66 No 186 and those sections applicable within the FDA Regulations 21 CFR Part 210, 211,600, 601 and 610 and (ii) the rules governing medicinal products in the European Union. Volume 4 - Guidelines for good manufacturing practices for medicinal products for human and veterinary use. Part II - Basic Requirements for Active Substances used as Starting Materials and ICHQ7.

1.7	“Confidential Information” has the meaning ascribed to it in Section 7.1.

1.8	“Contract Year” means each twelve (12) month period commencing on each April 1 during the Term; provided, however, that the first Contract Year will commence on the Effective Date and end on (and include) March 31, 2020 and the final Contract Year will end on the date of the expiration or termination of this Agreement.

1.9	“Control” or “Controlled” means, with respect to any materials, know-how, patents or other intellectual property rights, the legal authority or right (whether by ownership, license, or otherwise) of a Party to grant access, a license, or a sublicense of or under such materials, know-how, patents, or other intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a third party, or misappropriating the proprietary or trade secret information of a third party.

1.10	“Deliverables” means respectively and collectively:

(i)	all information, data, documentation, reports, results, materials and other products conceived or made by or on behalf of FCDI in the course of the performance of the Services; and

(ii)	the Records.

1.11	“Differentiation License Agreement” means that certain License Agreement dated as of September 18, 2018 and pertaining to certain patent rights and know-how related to the manufacture of human iPSC (including TiPSC)-derived T cells, NK cells, dendritic cells, and macrophages by and between FCDI and Century Inc., as assigned to Century and as may be amended.

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1.12	“Effective Date” means October 1, 2018.

1.13	“FCDI Personnel” has the meaning ascribed to it in Article 3.

1.14	“FCDI-Proposed Estimated Research Budget” has the meaning ascribed to it in Section 2.2(ii)A.

1.15	“FCDI-Proposed Research Plan Modification” has the meaning ascribed to it in Section 2.2(ii)A.

1.16	“FCDI Technology” has the meaning ascribed to it in Section 6.2(b).

1.17	“FCDI’s Fee Structure” has the meaning ascribed to it in Section 2.2(ii)A.

1.18	“Materials” means any and all documentation, information and materials, including biological, chemical or other materials (including samples of such materials) Controlled by Century and to be furnished by Century to FCDI for its use in the course of performing Services hereunder.

1.19	“MTA” means that certain iPS Cell Line Material Transfer Agreement effective as of February 4, 2019 between FCDI and Century, as amended by that certain First Amendment to iPS Cell Line Material Transfer Agreement effective as of August 23, 2019.

1.20	“Records” has the meaning ascribed to it in Section 4.3.

1.21	“Reprogramming License Agreement” means that certain License Agreement dated as of September 18, 2018 and pertaining to certain patent rights related to the reprogramming of human somatic cells by and between FCDI and Century Inc., as assigned to Century and as may be amended.

1.22	“Research Plan” means the comprehensive research plan, as from time to time may be amended in accordance herewith, attached as Exhibit A hereto, which is executed by an authorized representative of each of the Parties and that is incorporated herein by reference upon execution.

1.23	“Services” has the meaning ascribed to it in Section 2.1.

1.24	“Supporting Activities” has the meaning ascribed to it in Section 2.1.

1.25	“Term” has the meaning ascribed to it in Section 9.1. If the initial Term is extended pursuant to Section 9.2, the extended term shall be deemed the Term.

Article 2.          PERFORMANCE OF SERVICES

2.1	Century and FCDI hereby establish a collaborative relationship under which FCDI shall render certain services for the development or manufacture of TiPSC and such other iPSC (including TiPSC)-derived cells, (e.g., T cells, NK cells, dendritic cells and/or macrophages) for each Contract Year as set forth in the Research Plan (the “Services”) and Century shall provide Materials and perform the activities to be performed by it as set forth in the Research Plan (the “Supporting Activities”). The Parties hereby agree that “Services” shall include any activities described in the Research Plan and performed by FCDI between the Signing Date and the Effective Date.

2.2	FCDI shall render to Century the Services and Century shall carry out the Supporting Activities, subject to and in accordance with the Research Plan for which there is an Approved Research Budget in accordance with following:

(i)	During the Term, Century may from time to time propose one or more reasonable

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amendment(s) to the Research Plan (including, as applicable and without limitation, any proposed amended Services, amended deliverable(s) to be generated from the performance of Services, and/or amended timeline(s) for completion of the Services to be undertaken to generate deliverable(s) and/or delivery of Deliverables, which timeline(s) shall be reasonable including based on the nature of the proposed Services and/or Deliverables) by delivering written notice thereof to the other Party at least sixty (60) days prior to the anticipated effective date of the proposed amendments. In the event that Century delivers such notice to FCDI, FCDI shall promptly review the same within ten (10) business days and Century and FCDI shall discuss in good faith the proposed amendment(s) therein and any reasonable objection(s) of FCDI to any such proposed amendment(s) during such sixty (60) day period. If applicable (i.e., if through such good faith negotiations the Parties agree upon one or more amendment(s) to the Research Plan that may result in an amendment to the budget), FCDI shall promptly prepare and deliver a budget setting forth the estimated fees, calculated in accordance with FCDI’s Fee Structure for any proposed amended Services and Deliverables, which will be subject to Century's review and approval.

(ii)	For each Contract Year commencing with the Contract Year beginning on April 1, 2023, FCDI may propose to amend the Research Plan and/or Budget for the Services pursuant to the following procedures:

A.	Not later than the ninetieth (90th) day prior to the commencement of the Contract Year commencing with the Contract Year beginning on April 1, 2023, FCDI will deliver to Century (A) any reasonable amendment(s) to the Research Plan (including, as applicable, any proposed amended Services, amended Deliverable(s) to be generated from the performance of Services, and/or amended timeline(s) for completion of the Services to be undertaken) proposed by FCDI (an “FCDI-Proposed Research Plan Modification”) and (B) a budget setting forth the estimated fees, calculated in accordance with FCDI’s fee structure as described in Exhibit B as attached hereto as may be amended in accordance with Section 10.8 (“FCDI’s Fee Structure”), for those Services identified in the FCDI-Proposed Research Plan Modification as Services to be performed during such then-current Contract Year (an “FCDI-Proposed Estimated Research Budget”).

B.	If FCDI delivers an FCDI-Proposed Research Plan Modification to Century or FCDI- Proposed Estimated Research Budget, then, within thirty (30) days thereof, Century may deliver in writing (A) any reasonable objections or modifications to the FCDI-Proposed Research Plan Modification (a “Century-Proposed Research Plan Modification”) and (B) any reasonable proposed modification(s) to the FCDI-Proposed Estimated Research Budget (a “Century-Proposed Estimated Research Budget Modification”).

C.	If Century delivers a Century-Proposed Research Plan Modification and/or a Century-Proposed Estimated Research Budget Modification to FCDI, then promptly thereafter FCDI shall review the same and Century and FCDI shall discuss in good faith (A) FCDI-Proposed Research Plan Modification and the Century Proposed Research Plan Modification and/or (B) the FCDI-Proposed Estimated Research Budget and the Century-Proposed Estimated Research Budget Modification in an effort to reach agreement regarding the same prior to the commencement of the Contract Year to which the same pertain. Any agreed upon amendment(s) to the Research Plan and/or Approved Research Budget pursuant to this Section 2.2(ii) shall be mutually agreed and made in writing in accordance with Section 10.8.

D.	In the event that pursuant to such discussions the Parties fail to agree upon an Approved Research Budget or amendment to Research Plan within the forty five (45) calendar day period commencing on the date of FCDI’s receipt of a Century-Proposed Research Plan Modification and/or a Century-Proposed Estimated

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Research Budget Modification, then either Party, upon written notice given to the other Party, may escalate such matter for discussion among each Party's then-current Chief Executive Officer. Promptly following any such notice being given, each Party's Chief Executive Officer shall discuss the matter over a period of fifteen (15) Business Days in good faith to determine a Research Plan, as may be modified, and an Approved Research Budget for such Research Plan for the forthcoming Contract Year that is mutually acceptable to Century and FCDI. In the event that the Chief Executive Officers are unable to agree upon a mutually acceptable Approved Research Budget within such fifteen (15) Business Day period, either Party shall have the right to terminate this Agreement upon sixty (60) days’ written notice given to the other Party (subject to any right or remedy of the non-breaching Party with respect to the terminating Party's breach of its obligations of good faith under this Section 2.2(ii)(D)).

E.	If Century fails to deliver a Century-Proposed Research Plan Modification and/or a Century-Proposed Estimated Research Budget Modification, as applicable, to FCDI prior to the thirtieth (30th) day following receipt of a FCDI-Proposed Research Plan Modification and/or FCDI-Proposed Estimated Research Budget, then on such date Century will be deemed to have approved the FCDI-Proposed Research Plan Modification (notwithstanding anything to the contrary in Section 10.8) and the FCDI-Proposed Estimated Research Budget.

(iii)	The Approved Research Budget for the first Contract Year commencing on the Effective Date and ending on March 31, 2020. the second Contract Year commencing April 1, 2020 and ending on March 31, 2021 and the third Contract Year commencing April 1, 2021 and ending on March 31, 2022 is attached as Exhibit C hereto.

(iv)	FCDI shall not perform the Services in any Contract Year unless there is an Approved Research Budget for such Contract Year.

(v)	By the forty fifth (45th) day of each calendar quarter of a Contract Year commencing with the first calendar quarter beginning after the execution and delivery hereof by the Parties, with respect to the immediately preceding calendar quarter of a Contract Year (or, in the case of the first report, the period from the Effective Date to (and inclusive of) the calendar quarter in which occurred the execution and delivery hereof by the Parties), FCDI will deliver to Century a written report of FCDI’s progress in the performance of the Services in such calendar quarter as well as the actual remuneration payable to FCDI for the Services performed in such calendar quarter (or, in the case of the first report, the period from the Effective Date to the first calendar quarter beginning after the execution and delivery hereof by the Parties) in accordance with Section 5.1 as compared to the applicable Approved Research Budget. In addition, if FCDI determines that the aggregate fees and other charges payable for the Services yet to be performed will exceed the corresponding estimated fees and other charges for the Services set forth in the applicable Approved Research Budget by more than [***], then FCDI shall give written notice of such determination to Century. Upon the request of Century following its receipt of such notice or at any time after the aggregate of the fees and charges invoiced by FCDI hereunder with respect to an Approved Research Budget exceed the aggregate of the corresponding estimated fees and other charges for the Services set forth in the such Approved Research Budget by more than [***], the Parties shall discuss in good faith potential change(s) to the Research Plan and/or such Approved Research Budget. Any changes made in accordance with this Section 2.2(v) to the Research Plan and/or such Approved Research Budget shall require and be made as set forth in a prior written agreement between the Parties, which may include changes to the fees and the timing of the deliverables or completion of the Services resulting from the changes to the Research Plan. FCDI shall not suspend or change any Services under the Research

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Plan for which there is an Approved Research Budget until an amendment to the Research Plan and such Approved Research Budget is executed by an authorized representative of each Party.

(vi)	For the avoidance of doubt, in the event that Century is delayed in providing Materials or performing Supporting Activities necessary for FCDI to perform the Services, FCDI shall be permitted to delay the timelines set forth in the Research Plan for the number of days corresponding to Century's delay.

2.3	In the event of any conflict between the provisions of the Research Plan or the Approved Research Budget and the provisions of this Agreement, such conflict shall be resolved in the following order of precedence (in descending order), unless the Research Plan or Approved Research Budget explicitly states that the Parties intend for the terms of such Research Plan or Approved Research Budget to take precedence, in which case such terms will govern with respect to the Research Plan or Approved Research Budget only:

(i)	This Agreement; then

(ii)	the Research Plan attached to this Agreement, as from time to time may be amended in accordance herewith; and

(iii)	the Approved Research Budget.

All Services shall be performed in accordance with the terms of this Agreement. FCDI shall perform the Services in compliance with all applicable law. FCDI shall perform the Services in a timely and professional manner consistent with the quality and degree of care, skill and judgment that is consistent with the applicable industry standards for similar types of engagements (this sentence being the “Specified Provision”). To the extent Services consist of cGMP manufacturing services as specified in the Research Plan. FCDI shall use Commercially Reasonable Best Efforts to perform such Services in compliance with cGMP.

Each Party shall designate, in a writing delivered to the other Party, one of its employees as “Alliance Manager,” to serve as the primary point of contact on behalf of such Party for communications between the Parties with respect to the Services.

2.4	FCDI may use a third party subcontractor or an Affiliate for the performance of certain part of the Services upon prior written agreement of Century; provided that (a) FCDI shall notify Century of the name of the proposed subcontractor or Affiliate and identify the specific Services to be performed by the subcontractor; (b) FCDI shall enter into a written agreement with such subcontractor or Affiliate that protects Century's rights and interests to at least the same degree as provided in Articles 4, 6 and 7; (c) the subcontractor or Affiliate shall perform those subcontracted Services in a manner consistent with the terms and conditions of this Agreement, and (d) FCDI remains responsible for the performance of the subcontractor or Affiliate.

Article 3          REPRESENTATIONS AND WARRANTIES

3.1.	Representations and Warranties by FCDI. FCDI represents and warrants, as of the Effective Date, that:

(i)	Organization of FCDI. FCDI is and shall remain a corporation duly organized and validly existing under the laws of its jurisdiction of organization;

(ii)	Enforceability of this Agreement. The execution and delivery of this Agreement has been authorized by all requisite corporate action. When executed and delivered by both Parties, this Agreement is and will remain a valid and binding obligation of FCDI, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

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(iii)	Absence of Other Contractual Restrictions. FCDI is under no contractual or other obligation or restriction that conflicts with FCDI's execution or performance of this Agreement. FCDI will not enter into any agreement, either written or oral, that would conflict with FCDI's responsibilities or obligations under this Agreement;

(iv)	Qualifications of FCDI Personnel. FCDI has, and will engage, employees, subcontractors and/or consultants (“FCDI Personnel”) with the proper skill, training and experience to provide the Services. FCDI will be solely responsible for paying FCDI Personnel and providing any employee benefits that they are owed. Before providing Services, all FCDI Personnel must have agreed in writing to (a) confidentiality obligations at least as restrictive as the confidentiality obligations of this Agreement, and (b) effectively vest in FCDI any and all rights that such FCDI Personnel might otherwise have in the results of their work and any intellectual property rights that arise out of such FCDI Personnel's work and are required to be assigned to Century hereunder; and

(v)	Absence of Debarment. Neither FCDI nor any of the FCDI Personnel performing Services under this Agreement have been debarred, and to the best of FCDI's knowledge, are not subject to pending proceedings seeking the debarment, by the United States Food and Drug Administration (“FDA”) or any other governmental authority from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992. FCDI will, promptly after it acquires knowledge of the same, notify Century if FCDI has knowledge of any such proceeding having been commenced or threatened in written notice given to FCDI to be taken against it or any of the FCDI Personnel.

3.2.	Representations and Warranties by Century. Century represents and warrants:

(i)	Organization of Century. Century is and will remain a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and

(ii)	Enforceability of this Agreement. The execution and delivery of this Agreement has been authorized by all requisite corporate action. When executed and delivered by both Parties, this Agreement is and will remain a valid and binding obligation of Century, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

(iii)	Absence of Other Contractual Restrictions. Century is under no contractual or other obligation or restriction that conflicts with Century's execution or performance of this Agreement. Century will not enter into any agreement, either written or oral, that would conflict with Century’s responsibilities or obligations under this Agreement without FCDI's prior written consent, which shall not be unreasonably withheld, conditioned or delayed; and

(iv)	Materials. Century has the lawful right, and all consents, licenses and permissions from all third parties (including informed donor consent and institutional or ethical review board approval, as applicable) necessary to transfer all Materials furnished hereunder to FCDI and for FCDI to use the same in the performance of the Services in compliance with this Agreement and the Research Plan governing the Services in question and to grant the license granted in Section 6.1.

3.3.	Delivery of Materials. Century warrants that it will use Commercially Reasonable Best Efforts to provide Materials and perform the Supporting Activities.

3.4.	Deliverables. FCDI warrants that it will perform the Services in accordance with the Research Plan and this Agreement and will use Commercially Reasonable Best Efforts to

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perform the Services in accordance with cGMP to the extent the Services include cGMP manufacturing as specified in the Research Plan and generate Deliverables that conform to the specifications therefor in the Research Plan. In the event of a breach of the warranty set forth in this Section 3.3, FCDI shall promptly re-perform the nonconforming Services at no additional charge to Century (provided that Century will provide FCDI with such additional Materials sufficient to permit such re performance by FCDI, as applicable).

3.5.	No Other Representations or Warranties. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3 ARE EXCLUSIVE, AND EXCEPT FOR SUCH EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 3, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY. FITNESS FOR A PARTICULAR PURPOSE OR USE, NONINFRINGEMENT, AND NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. NO AFFIRMATION OF A PARTY BY WORDS OR ACTION, OTHER THAN AS SET FORTH HEREIN, SHALL CONSTITUTE A WARRANTY.

Article 4.          INSPECTIONS; RECORDS

4.1	Facility Visit. During the Term, Century’s representatives may visit each applicable FCDI facility at which the Services have been performed or are being performed with reasonable frequency during normal business hours to observe the progress of the Services. Century shall provide no less than fifteen (15) Business Days' prior written notice of its intention to visit the FCDI facility. Century shall at all times comply with all safety and emergency and third party visitor procedures adopted by FCDI in its facility. Century 's access during such visit(s) shall be limited to areas concerned with the Services and shall not include restricted areas where work of a proprietary nature is being conducted or where access is not permitted for security reasons unless access to such areas are necessary for Century to audit FCDI's compliance with this Agreement. Century agrees that all confidential and proprietary information of the applicable FCDI facility obtained or observed by Century during such visit shall be treated as Confidential Information subject to the restrictions on use and disclosure set forth in Section 7.

4.2	Inspections by Regulatory Authorities. FCDI shall notify Century as soon as reasonably practicable of, but in any event to the extent possible prior to, any inspection or anticipated inspection of its facility conducted by any regulatory authority, including, without limitation, the FDA or the Japanese Ministry of Health, Labor and Welfare (JMHLW), that is directly related to the Services. FCDI shall promptly provide copies of all reports, citation, violations, warnings, and notices of deficiency received by FCDI in connection with any such inspection that is directly related to the Services and, if time permits, will provide its proposed response to such reports, citation, violations, warnings and notices to Century for Century's review and input prior to FCDI's submission of such response. FCDI will consider in good faith any comments and suggestions provided by Century with respect to such proposed response. The obligations set forth in this Section 4.2 shall survive termination of this Agreement for five (5) years following expiration or termination thereof.

4.3	Records; Records Storage. FCDI shall maintain all written (in any form of media) materials, data and documentation generated by or on behalf of FCDI or obtained front Century in the course of providing Services hereunder, including all such computerized records and files (collectively the “Records”) in a secure area protected by FCDI's commercially reasonable abilities from fire, theft and destruction. For the avoidance of doubt, “Records” exclude any and all data and documentation (a) generated by FCDI prior to the commencement date of the Service without the aid, application or use of Century's Confidential Information or (b) to the extent (i) such data or documentation constitutes or incorporates the Licensed Patent Rights, Know-How or the Licensed Technology, as to which Century shall have solely the rights (if any) granted in the Reprogramming License

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Agreement and the Differentiation License Agreement, or (ii) pertaining to FCDI Technology (as defined below) and not specific to the Services performed for Century. Records shall be “Works Made for Hire” and shall remain the exclusive property of Century.

4.4	Record Retention. Upon written instruction of Century, all Records shall, at Century's option either be (a) delivered to Century or to its designee in such form as is then currently in the possession of FCDI, at Century’s cost and expense, (b) retained by FCDI for the later of (i) expiry of a period of five (5) years from the expiration or termination of this Agreement, or (ii) expiry of such period as otherwise required by applicable law or regulation, or (c) disposed of, at the direction and written request of Century, unless such Records are otherwise required to be stored or maintained by FCDI as a matter of law or regulation and provided, however, that, notwithstanding anything to the contrary herein, FCDI will not be required to deliver to Century, or erase, electronic copies of Records that were stored on FCDI’s backup, disaster recovery or business continuity systems in the ordinary course of FCDI’s business (so long as access to such electronic copies is restricted to the archival purpose contemplated below in this Section 4.4 including to maintain or recover a backup copy thereof). In each case, all Records retained by FCDI shall remain subject to the terms of confidentiality and non-use set forth herein. In no event shall FCDI dispose of any such Records without first giving Century thirty (30) days’ prior written notice of its intent to do so. In addition and notwithstanding anything to the contrary herein, FCDI may retain all copies of any and all laboratory notebooks documenting any of the Services, and any and all other Records as are reasonably necessary for regulatory or insurance purposes, subject to FCDI’s obligation of confidentiality, and may retain a single archival copy of those Records constituting or containing Century’s Confidential Information that FCDI may use solely for the purpose of determining FCDI’s obligations hereunder.

Article 5.          COMPENSATION

5.1	Compensation. As full consideration for the Services, Century shall pay FCDI remuneration determined in accordance with the Approved Research Budget and FCDI’s Fee Structure for the Services set forth in the Research Plan performed by FCDI. FCDI shall issue an invoice to Century monthly for the fees and other charges determined in accordance with FCDI’s Fee Structure for all Services rendered and out-of-pocket costs or expenses incurred during the preceding month. No later than the last day of each calendar month of a Contract Year, FCDI will issue an invoice or a credit invoice, as applicable, based on the actual remuneration payable by Century to FCDI with respect to the preceding calendar month of a Contract Year. For the avoidance of doubt, should Century prepay the fees and/or other charges payable by it to FCDI hereunder (including pursuant to Section 5.3), the applicable invoice issued by FCDI to Century shall properly reflect a credit for such prepayment. Century may dispute in good faith any amounts invoiced by FCDI hereunder by giving, within thirty (30) days after Century’s receipt of the invoice, written notice to FCDI of such disputed amount(s) and in reasonable detail the basis herein why Century disputes such amount(s). If no notice of dispute is so given by the Century to FCDI with respect to an amount invoiced by FCDI hereunder, then for all purposes such amount is deemed to be undisputed. Century shall make payment of all undisputed payments within thirty (30) days after the date of Century's receipt of the invoice to the designated bank account of FCDI as specified in the invoice. If Century gives written notice of its dispute of any amount(s) invoiced by FCDI hereunder, then Century and FCDI shall cooperate with each other in good faith to as promptly as practicable resolve such dispute.

5.2	Minimum Requirements. For each of the first three (3) consecutive twelve (12) month periods beginning on the Effective Date, the Actual Remuneration Amount for all Services in such 12-month period shall be no less than two million five hundred thousand U.S. dollar ($2,500,000). The Parties agree that as of the Signing Date, Century has paid the Actual Remuneration Amount for the first twelve-month period following the Effective Date. For the avoidance of doubt, the Actual Remuneration Amount shall include any and all amount(s) invoiced by FCDI that are disputed by Century in good faith as provided in Section 5.1;

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provided, however, that, if any amount invoiced as the Actual Remuneration Amount for any of the first three such 12-month periods is disputed by Century but resolved to be not payable by it to FCDI, then FCDI, as it may elect, shall pay, promptly after such resolution, to Century and/or credit against the next amount invoiced by FCDI to Century hereunder the aggregate of such amount. In the event that the Actual Remuneration Amount of all Services falls short of $2,500,000 in any such 12-month period, Century shall pay FCDI an amount equal to the extent of the shortfall within sixty (60) days of the end of such 12-month period. For clarity, such amount payable in respect of any such 12-month period shall be calculated by deducting the total Actual Remuneration Amount for such 12-month period from $2,500,000.

5.3	Reprogramming License Payments Credited. Notwithstanding anything to the contrary in this Section 5, any payments made by Century pursuant to Section 3.5(b) of the Reprogramming License Agreement shall be fully creditable against the foregoing fees and charges, including, for the avoidance of doubt and without limitation, against any shortfall amount due during the first three (3) consecutive twelve (12) month periods beginning on the Effective Date.

5.4	Late Payments. If any undisputed payment to be made under this Agreement is not received by FCDI within thirty (30) days after becoming due, Century shall pay to FCDI interest on the overdue payment from the date such payment was due to the date of actual payment at a rate of [***] per month, or if lower, the maximum amount permitted under applicable law. In addition, if Century fails to pay any undisputed amount payable under this Agreement within thirty (30) days after becoming due, FCDI may suspend, without any breach hereof or liability to Century therefor, its performance of any of the Services until payment of the overdue amount payable is received by FCDI.

Article 6.          PROPRIETARY RIGHTS; DELIVERABLES

6.1	Materials.

(a)	Except as set forth in Section 6.1(b), Century is and will be the sole and exclusive owner of all right, title and interest in and to all Materials, including all intellectual property rights therein. Century hereby grants to FCDI, during the Term, a royalty-free, non-transferable, non-sublicensable (except to permitted subcontractors in accordance with Section 2.4), non-exclusive right and license to use the Materials to the extent necessary or useful to perform the Services. FCDI shall use the Materials solely to perform the Services and for no other purpose. Century shall provide, prior to delivery of Materials, FCDI with safety data sheets for all Materials (“SDSs”) or, if SDSs are not available, written notice of any biohazardous or toxic exposure risk(s) associated with handling any Materials that are known to Century so that FCDI can determine the biological safety classification of such Materials. FCDI understands that the Materials may have unpredictable and unknown biological and/or chemical properties, that they should be used with caution, and that they are not to be used for testing in or treatment of humans or animals. FCDI shall not sell, transfer, disclose, reverse engineer or otherwise provide access to the Materials, any method or process relating thereto that is provided by Century or developed by FCDI through use of the Materials, or any material that could not have been made without access to the Materials, to any person or entity without the prior written consent of Century.

(b)	Notwithstanding anything to the contrary herein, FCDI shall remain the sole and exclusive owner of all right, title and interest in and to the Licensed Patent Rights and the Licensed Technology including those pertaining to or embodied or incorporated in any Materials as to which Century shall have solely the rights granted in the Reprogramming License Agreement and the Differentiation License Agreement.

6.2	Deliverables.

(a)	Except as set forth in Section 6.2(b) or Section 6.2(c), Century is and will be the sole and

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exclusive owner of all right, title and interest in and to the Deliverables, including all intellectual property rights therein. Any Deliverables produced by FCDI in the course of providing Services pursuant to this Agreement shall be promptly and fully disclosed to Century in accordance with the terms of this Agreement. Except as set forth in Section 6.2(b) or Section 6.2(c), FCDI hereby assigns to Century all of its right, title and interest in and to all Deliverables, including all intellectual property rights therein. FCDI acknowledges and agrees that each of Licensed Patent Rights (as defined in the Reprogramming License Agreement) and Licensed Technology (as defined in the Differentiation License Agreement) includes FCDI Technology to the extent described in the definition of each such former term. Century hereby grants to FCDI, during the Term, a fully paid-up royalty-free, non-transferable, non-sublicensable (except to permitted subcontractors in accordance with Section 2.4), non-exclusive right and license to practice any and all intellectual property rights in the Deliverables that are solely and exclusively owned by Century in accordance herewith to the extent necessary or useful to perform the Services. [***]. Notwithstanding anything to the contrary herein, (i) any and all Reprogrammed iPS Cells and pluripotent Reprogrammed iPS Cell Derivative Materials that are or were obtained, created, or derived from Reprogrammed iPS Cells that were transferred by FCDI to Century pursuant to the MTA shall be deemed to be Deliverables transferred by FCDI to Century hereunder and (ii) any and all Deliverables that are Reprogrammed iPS Cells or pluripotent Reprogrammed iPS Cell Derivative Materials that are transferred by FCDI to Century hereunder, then furnished by Century to FCDI for its use in the course of performing Services, and then further transferred by FCDI to Century hereunder shall at all times remain and be Deliverables subject to this Section 6.2 and not be Materials subject to Section 6.1. For the avoidance of doubt, pluripotent Reprogrammed iPS Cell Derivative Materials include genetically-engineered Reprogrammed iPS Cells.

(b)	Notwithstanding anything to the contrary herein: (i) FCDI shall remain the sole and exclusive owner of all right, title and interest in and to any and all Deliverables that are Reprogrammed iPS Cells or pluripotent Reprogrammed iPS Cell Derivative Materials and Century's rights with respect to any such Deliverables shall be limited to the use thereof in accordance with and subject to the Reprogramming License Agreement and the Differentiation License Agreement, and Century's rights with respect to all Deliverables that are non-pluripotent Reprogrammed iPS Cell Derivative Materials shall be subject to the Reprogramming License Agreement and the Differentiation License Agreement and Section 6.2(c); (ii) FCDI shall remain the sole and exclusive owner of all right, title and interest in and to the Licensed Patent Rights and the Licensed Technology and its retained rights pursuant to Section 2.6(a) of the Differentiation License Agreement including those pertaining to or embodied or incorporated in any Deliverables as to which Century shall have solely the rights granted in the Reprogramming License Agreement and the Differentiation License Agreement; (iii) FCDI shall remain the sole and exclusive owner of all right, title and interest in and to any and all products, materials, tools, Know-How, and intellectual property rights therein and Patent Rights and other similar rights (e.g., copyright registrations) with respect thereto, (A) that are made, conceived, reduced to practice or otherwise discovered firstly by its employees, consultants or other contractors, or agents outside of the course of the performance of the Services and without use of, reference to or incorporation of Century's Confidential Information, or (B) that are improvements, variations, modifications or enhancements of anything described in this sentence that are first made, conceived, reduced to practice or otherwise discovered by, or on behalf of, FCDI after the Effective Date in the course of FCDI's performance of the Services (other than as

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explicitly set forth in an SOW) and that do not use or incorporate any of Century's Confidential Information and that are useful for, and to be practiced in, the development, manufacture or commercialization of iPSCs (including TiPSC) (derived by any reprogramming method) or any one or more iPSC derived cell(s) other than solely iPSC (including TiPSC) derived T cells, NK cells, dendritic cells, or macrophages, or (C) for the avoidance of doubt, that are third party intellectual property rights in licensed or otherwise acquired by FCDI independent of this Agreement (“FCDI Technology”) [***]. For such purpose, “Relevant Century Activities” means Century’s Board of Directors-approved and budgeted (with appropriate resources therefor available to Century or planned to be acquired by it) ongoing or anticipated activities and strategies, which in the case of anticipated activities and strategies are to be carried out within the succeeding eighteen (18) month period, as of the time that FCDI would request any consent from Century pursuant to the first proviso in the immediately preceding sentence. For the avoidance of doubt, FCDI shall remain the sole and exclusive owner of all right, title and interest in any and all products, materials, tools, Know-How, and any and all improvements, variations, modifications or enhancements of any of the foregoing, that are made, conceived, reduced to practice or otherwise discovered firstly by its employees, consultants or other contractors, or agents outside of the course of the performance of the Services (and accordingly are not funded in whole or in part by Century) and without use of, reference to or incorporation of Century's Confidential Information, and any and all intellectual property rights therein and Patent Rights and other similar rights (e.g., copyright registrations) with respect thereto. FCDI hereby grants, in addition to the rights thereto granted under the Reprogramming License Agreement and/or Differentiation License Agreement (i.e., to the extent a license under the FCDI Technology to do (I) and (II) is not already granted thereunder), to Century a non-exclusive, perpetual, irrevocable, fully paid- up, royalty-free, sublicensable (through multiple tiers), worldwide license under all FCDI Technology described in subclause (iii)(B) of the preceding sentence pertaining to or embodied within the Deliverables, (I) to fully exploit any product or service based on, embodying, incorporating, or derived from the Deliverables that are owned by Century, and (II) to exercise any and all other present or future rights in the Deliverables for any and all purposes (excluding, for the avoidance of doubt, any rights under the Licensed Patent Rights, the Licensed Know-How or FCDI Technology as to which Century shall have solely the rights granted under the Reprogramming License Agreement and/or Differentiation License Agreement or otherwise expressly granted herein) or to fully Exploit the Licensed Products and any product or service described in either of the immediately preceding clauses (I) and (II) of this sentence.

(c)	Century shall: (i) use all Deliverables that are owned by FCDI in accordance with Section 6.2(b)(i) (i.e., Reprogrammed iPS Cells or pluripotent Reprogrammed iPS Cell

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Derivative Materials) solely (A) to perform the activities to be performed by it as set forth in the Research Plan, and/or (B) otherwise in internal research to develop Licensed Products in the Field in accordance with and subject to this Agreement and the Reprogramming License Agreement and the Differentiation License Agreement. In order to effect the permitted use in Section 6.2(c)(i)(A) (i.e., to the extent a license under such intellectual property rights to perform such activities is not already granted under the Reprogramming License Agreement and/or Differentiation License Agreement), FCDI hereby grants to Century during the Term a fully paid-up, royalty-free, sublicensable, non-exclusive right and license to practice any and all intellectual property rights in such Deliverables that are owned by FCDI to the extent necessary or useful to perform the activities to be performed by Century as set forth in the Research Plan. Century shall not: (I) use any such Deliverables to make Reprogrammed iPS Cells or pluripotent Reprogrammed iPS Cell Derivative Materials (except as expressly permitted in this Agreement), have made, offer to sell, or sell any such Deliverables; (II) use any such Deliverables in the manufacture of any products; (III) transfer any such Deliverables to any third party without FCDI’s express prior written consent; (IV) use any such Deliverables in any services for a third party, including sponsored research with a third party without FCDI’s express prior written consent; (V) reverse engineer any such Deliverables (which shall not include full characterization as contemplated in the immediately following clause (VI) of this sentence); (VI) perform any whole genome sequencing of any such Deliverables without FCDI’s express prior written consent, which shall not be unreasonably withheld, conditioned or delayed; and (ii) not (A) use any Deliverables directly or indirectly derived or made in humans, in clinical trials, for diagnostic purposes involving human subjects, or for any therapeutic use; or (B) attempt in any way to determine the identity of the donor(s) of the biological materials from which Deliverables directly or indirectly are derived or were made; and no rights to do any of the foregoing are implied by the transfer of the Deliverables under the MTA or hereunder. Century shall use the Deliverables in accordance with all applicable laws and regulations and any applicable institutional review board approved protocol. Notwithstanding anything to the contrary in this Section, Century may use (x) those Deliverables that are Reprogrammed iPS Cells or are pluripotent Reprogrammed iPS Cell Derivative Materials selected by Century as the [***] and the [***] (or such other combination of an aggregate of [***] as may be mutually agreed in writing by the Parties) to be used for the Exploitation of Licensed Products as contemplated in the Research Plan, which, for the avoidance of doubt, in no event will include the research grade TiPSC Line (as defined in the MTA) (collectively, the “Selected Reprogrammed iPS Cell Lines”) and (y) Deliverables that are directly or indirectly derived or made from the Selected Reprogrammed iPS Cell Lines to Exploit Licensed Products in the Field in accordance with and subject to this Agreement and the Reprogramming License Agreement and the Differentiation License Agreement. At any time after the third Contract Year when there is no Approved Research Budget in effect (and there is no ongoing discussions between the Parties or dispute resolution seeking a determination that there be an Approved Research Budget), FCDI may give Century written notice requiring Century, at FCDI’s election, (X) to return or destroy all Deliverables that are Reprogrammed iPS Cells or are pluripotent Reprogrammed iPS Cell Derivative Materials other than the Selected Reprogrammed Lines and pluripotent Reprogrammed iPS Cell Derivative Materials derived from the Selected Reprogrammed Lines, and destroy all Deliverables that are nonpluripotent Reprogrammed iPS Cell Derivative Materials other than nonpluripotent Reprogrammed iPS Cell Derivative Materials derived from the Selected Reprogrammed Lines or (Y) to destroy all Deliverables that are Reprogrammed iPS Cells or are Reprogrammed iPS Cell Derivative Materials other than the Selected Reprogrammed Lines and Reprogrammed iPS Cell Derivative Materials derived from the Selected Reprogrammed Lines.

(d)	Upon termination of the Reprogramming License Agreement (whether in its entirety or on a country-by-country basis as may be applicable) prior to the expiration of the last to expire of the Licensed Patent Rights (as defined in the Reprogramming License Agreement), Century (i) subject to Section 9.7(a) of the Reprogramming License Agreement, shall cease all activities involving the use of any Deliverables that are Reprogrammed iPS Cells or are

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Reprogrammed iPS Cell Derivative Materials in any country as to which the Reprogramming License Agreement has been so terminated in the case where such termination is not of such license in its entirety, (ii) subject to Section 9.7(a) of the Reprogramming License Agreement, shall destroy any such unused or remaining Deliverables in the case where such termination is of the license in its entirety and (iii) shall certify in writing to FCDI as to such cessation of activities on a country-by-country basis or destruction of such Deliverables, as applicable. For clarity, as used herein, Reprogrammed iPS Cells and Reprogrammed iPS Cell Derivative Materials include the “Materials” and “Derivatives,” in each case as defined in the MTA.

6.3	Work at Third Party Facilities. Except as otherwise permitted under this Agreement, FCDI shall not transfer Materials or Deliverables or use any third-party facilities or intellectual property in performing the Services without Century's prior written consent.

Article 7.          CONFIDENTIAL INFORMATION

7.1	Confidential Information. Each Party agrees that all materials, documents and information disclosed or made available during the Term by or on behalf of one Party (“Disclosing Party”) to the other Party (“Receiving Party”) pursuant to this Agreement shall be deemed as confidential regardless of whether such information is marked, designated or notified as confidential. (“Confidential Information”). All Deliverables and Records developed by FCDI in the course of the performance of its Services pursuant to this Agreement, shall be deemed as Confidential Information of Century. Notwithstanding the foregoing, Deliverables of which FCDI is the sole and exclusive owner in accordance with Section 6.2(b), other than Deliverables that are tangible property described in solely clause (i) thereof, shall be deemed as Confidential Information of FCDI except that Deliverables of which FCDI is the sole and exclusive owner in accordance with Section 6.2(b)(iii)(B) shall be deemed as Confidential Information of Century. For the avoidance of doubt, FCDI’s accessing of (e.g., opening or reading a file containing) any Century Confidential Information itself will not be deemed to constitute FCDI’s use, reference to, or incorporation or application of such Century Confidential Information into any product, material, tool, Know-How, or intellectual property right, Patent Right or other similar right (e.g., copyright registration) described in Section 6.2(b)(iii) or the aiding of FCDI by such Century Confidential Information, and there shall be no presumption or inference of any such use or incorporation by FCDI of, or the aid or application to or by FCDI of, any such Century Confidential Information by reason of solely any such access thereto by FCDI.

7.2	Non-Disclosure. During the Term and for [***] after the expiration of the Term or earlier termination of this Agreement, the Receiving Party agrees (a) to maintain the Confidential Information in strict confidence and in a manner consistent with the way in which it maintains the confidentiality of its own proprietary information (but in no event shall be the Receiving Party use less than a reasonable degree of care to maintain the confidentiality of the Disclosing Party's Confidential Information); (b) not to disclose, or give access to, the Confidential Information, other than to its Affiliates and its and their respective directors, officers, employees, consultants, contractors, subcontractors and legal advisors, and/or ethics committees who: (i) need to know such Confidential Information for the Receiving Party's exercise of its rights or performance of its obligations under and in accordance with this Agreement; (ii) have been informed of the confidential nature of the Confidential Information and the Receiving Party's obligations under this Article 7; and (iii) are obligated by written confidentiality and restricted use obligations protective of the Confidential Information pursuant to terms substantially similar to those set forth in this Article 7 (such Persons to which disclosure of Confidential Information is permitted, the “Permitted Representatives”); (c) to be responsible to the Disclosing Party for any breach of this Agreement or confidential obligations by any of its Permitted Representatives; and (d) safeguard the Confidential Information from unauthorized use, access or disclosure using at least the degree of care it uses to protect its sensitive information and in no event less than a reasonable degree of care. Century acknowledges and agrees that, notwithstanding anything to the contrary herein, the

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accessing or use of equipment that contains a record of Confidential Information of Century for the maintenance or other servicing of such equipment or the performance of work other than the Services by FCDI employees, consultants, contractors, and/or subcontractors who have been informed of the confidential nature of such Confidential Information and FCDI's obligations under this Article 7 and who are obligated by written confidentiality and restricted use obligations protective of such Confidential Information pursuant to terms substantially similar to those set forth in this Article 7 shall not be considered unauthorized use, access or disclosure of such Confidential Information hereunder. Each of Century and FCDI shall be responsible for any breach of confidentiality or non-use by any of its employees, consultants, contractors, and/or subcontractors who have access to the other Party's Confidential Information pursuant to this Section 7.2.

7.3	Exclusion. Confidential Information does not include information that the Receiving Party is able to demonstrate (i) was rightfully in its possession prior to receipt from the Disclosing Party or any of its Affiliates, as evidenced by prior written records, (ii) is now, or hereafter becomes, part of the public domain through no act or failure to act on the part of the Receiving Party or its Permitted Representatives, (iii) becomes known to the Receiving Party through disclosure by a third party lawfully having possession of such information and lawfully empowered to disclose such information, or (iv) was independently developed by or on behalf of the Receiving Party without reference to or the aid, application, or use of the Disclosing Party's Confidential Information, as evidenced by its contemporaneous written records.

7.4	Exception. If the Receiving Party becomes legally compelled to disclose any Confidential Information of the Disclosing Party under applicable law, rule, regulation, order, decree or subpoena, the Receiving Party shall (a) to the extent as practical, provide prompt written notice of such requirement to the Disclosing Party and cooperate with the Disclosing Party so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; (b) disclose only the portion of Confidential Information that it is legally required to furnish: and (c) make all reasonable efforts to ensure that such disclosed Confidential Information shall be maintained as confidential.

7.5	Confidentiality Obligation upon Termination. Upon expiration or termination of this Agreement for any reason each Party shall (i) return to the other Party all documents and tangible materials (and any copies) containing or comprising the other Party’s Confidential Information, (ii) permanently erase all of the other Party’s Confidential Information horn its computer systems and (iii) certify in writing to the other Party that it has complied with the requirements of this clause; provided, however, that Century may retain copies of any Confidential Information of FCDI incorporated in the Deliverables or to the extent necessary to allow it to make full use of the Services and any Deliverables. Notwithstanding anything to the contrary herein, a Party will not be required to return to the other Party or permanently erase electronic copies of the other Party's Confidential Information that were stored on such Party's backup, disaster recovery or business continuity systems in the ordinary course of such Party's business (so long as access to such electronic copies is restricted to the archival purpose contemplated below in this Section 7.5 including to maintain or recover a backup copy thereof and such Confidential Information remains subject to the obligations of confidentiality stated herein) and a Party may retain a single copy of the other Party's Confidential Information to be used solely for the purpose of determining such Party's obligations hereunder, provided that such Confidential Information remains subject to the obligations of confidentiality stated herein.

Article 8.          INDEMNIFICATION, LIMITED PRODUCT WARRANTY; DISCLAIMER

8.1	Indemnification by FCDI. FCDI shall defend, indemnify and hold harmless Century and its Affiliates and its and their respective employees, directors, independent contractors and agents (“Century Indemnitees”) against and from any Losses arising out of or directly relating to any claim, demand, action, suit or proceeding (including any investigation)

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brought by a third party including any Regulatory Authority or other governmental agency or other entity (a “Claim”) against any of such Century Indemnitees arising out of or alleging any of the following: (a) FCDI's breach of this Agreement; or (b) FCDI’s recklessness or willful misconduct in its performance of its obligations pursuant to this Agreement including its performance of cell reprogramming Services pursuant hereto; provided, however, that this Section 8.1 shall not apply to the extent Century is obligated to indemnify FCDI pursuant to Section 8.2 of this Agreement. For purposes hereof, “Losses” means collectively, all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with the investigation or defense of any Claim and all judgments, amounts paid in settlement, damages, losses and other liabilities arising out of any such Claim.

8.2	Indemnification by Century. Century shall defend, indemnify and hold harmless FCDI its Affiliates and its and their respective employees, directors, independent contractors and agents (the “FCDI Indemnitees”, and together with the Century Indemnitees, the “Indemnitees”) against and from any and all Losses arising out of or directly relating to any Claims against any of such FCDI Indemnitees arising out of or alleging any of the following: (a) Century's use of the Deliverables and/or Century’s Exploitation of Licensed Products developed, made or commercialized using any of the Deliverables or any product or service based on, embodying, incorporating, or derived from the Deliverables that are owned by Century; (b) Century’s recklessness or willful misconduct in connection with this Agreement; or (c) Century’s breach of this Agreement other than Section 3.3, the terms of which exclusively shall govern any breach thereof; provided, however, that this Section 8.2 shall not apply to the extent FCDI is obligated to indemnify Century pursuant to Section 8.1 of this Agreement.

8.3	Indemnification Procedures.

(a)	A FCDI Indemnitee or Century Indemnitee entitled to indemnification under this Article 8 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of a Claim, accompanied by copies any and all related court papers, or any written communication it receives threatening a Claim (in any event within sufficient time so as not to prejudice the defense of such Claim); provided that the Indemnified Party’s failure or delay in providing such notice shall not diminish the Indemnifying Party's obligation to indemnify (except that the Indemnifying Party shall not be liable for any Losses that are costs or expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to provide such notice) unless and only to the extent that the Indemnifying Party's defense of the Claim is actually prejudiced thereby.

(b)	The Indemnifying Party shall be given the opportunity at all times to control the defense or settlement of the Claim with counsel of its choosing. The Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party's expense. The Indemnifying Party shall not settle any Claim that includes an admission of liability or wrongdoing (including any improper act or omission such as gross negligence) by the Indemnified Party, that provides for any injunctive or other relief besides any payment of monies paid in full by the Indemnified Party or that does not include as an unconditional term a release of the Indemnified Party from all Losses with respect to the Claim, without such Party's prior written consent. The Indemnified Party has the right to retain its own counsel at its expense with respect to the Claim to represent the Indemnified Party’s interests and the Indemnifying Party shall reasonably co-operate with such counsel (subject always to the first sentence of this Section 8.3(b)). Such notice shall be accompanied by, and thereafter such Indemnified Party shall deliver to the Indemnifying Party promptly following such Indemnified Party 's receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to such Claim.

(c)	If the Indemnifying Party refuses to defend and indemnify for a Claim within the time frame for response established in the Claim or by the decision-making authority, the Indemnified

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Party has the right to proceed with the Claim in its discretion on its own behalf. In such case, if the Indemnified Party subsequently successfully enforces these indemnity provisions through agreement or legal action, then (i) the Indemnifying Party shall reimburse the Indemnified Party for all reasonable expenses and costs in enforcing these indemnity obligations and of defending or settling the Claim, (ii) shall be bound by any action taken up to the point of successful enforcement of the indemnity obligations (including any judgment or settlement of the Claim if concluded prior to such time) and (iii) shall indemnify the Indemnified Party for all damages.

8.4	Limitation of Liability. EXCEPT FOR A PARTY'S (A) RECKLESSNESS OR WILLFUL MISCONDUCT, (B) BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 7 OF THIS AGREEMENT OR (C) INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 8.1 OR 8.2, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED FOR, ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS LOST SAVINGS, LOSS OF USE OR INTERRUPTION OF BUSINESS, HOWEVER CAUSED) ARISING IN CONNECTION WITH THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF WARRANTY, STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PARTY'S AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AGGREGATE OF ALL AMOUNTS PAID AND PAYABLE TO FCDI BY CENTURY UNDER THIS AGREEMENT DURING THE TWELVE MONTHS PRECEDING THE CLAIM (THE “CAP”). NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, FOR PURPOSES OF DETERMINING WHETHER FCDI'S LIABILITY BASED ON THE SPECIFIED PROVISION, WHETHER ARISING IN CONTRACT PURSUANT TO SECTION 2.3 OR SECTION 3.4 OR OTHERWISE, SHALL BE LIMITED PURSUANT TO THE CAP, THE IMMEDIATELY PRECDING PROVISION SHALL BE MODIFIED AND APPLIED WITH RESPECT TO ANY CLAIM AND ANY SUCH LIABILITY BASED ON THE SPECIFIED PROVISION WITH [***] INSERTED IMMEDIATELY BEFORE “THE AGGREGATE OF ALL AMOUNTS PAID AND PAYABLE TO FCDI BY CENTURY UNDER THIS AGREEMENT DURING THE TWELVE MONTHS PRECEDING THE CLAIM.”

Article 9.          EXPIRATION AND TERMINATION

9.1	Expiration. This Agreement shall commence on the Signing Date and shall be valid and in force for as long as the Reprogramming License Agreement is in full force and effect (the “Term”) unless earlier terminated in accordance with Section 9.2 below.

9.2	Termination

(a)	Termination for Breach. Either Party (the “Terminating Party”) may terminate this Agreement in the event of a material breach of this Agreement by the other Party (the “Breaching Party”) if the Breaching Party does not cure such breach to the satisfaction of the Terminating Party within thirty (30) days of the Breaching Party's receipt of written notice of the breach. Termination shall occur upon the Terminating Party's further written notice if the breach is not cured.

(b)	Termination for Convenience. Following the third anniversary of the Effective Date, Century shall have the right to terminate this Agreement upon sixty (60) days' written notice given to FCDI for any reason.

9.3	Effect of Termination or Expiration. Upon termination or expiration of this Agreement and subject to Section 9.4, neither Century nor FCDI shall have any further obligations under this Agreement, except that (a) FCDI shall deliver to Century any Materials in its possession

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or control and all Deliverables developed through termination or expiration, including any works-in-process, (b) Century shall pay FCDI any undisputed monies due and owing FCDI for Services actually performed and all authorized out-of-pocket costs and expenses actually incurred, up to the time of termination or expiration, (c) the exercise of the right to terminate shall not preclude claims for damages in the event of a breach of this Agreement, (d) FCDI shall immediately return the Materials to Century, (e) in the case of termination by Century pursuant to Section 9.2(b), the net amount of [***] less the aggregate of the Actual Remuneration Amounts theretofore paid by Century to FCDI (if a positive value) shall be immediately due and payable by Century to FCDI and (f) in the case of termination by either party pursuant to Section 2.2(ii)D, the net amount of [***] less the aggregate of the Actual Remuneration Amounts theretofore paid by Century to FCDI (if a positive value) shall be immediately due and payable by Century to FCDI.

9.4	Survival of Certain Terms. The Parties acknowledge that some obligations in this Agreement shall survive in accordance with the express terms hereof the expiration or any termination of this Agreement, particularly certain obligations contained in Article 3, Article 4 (but in the case of Section 4.1 only the last sentence thereof), Articles 6 through 8, Sections 9.3 and 9.4 and Article 10, and any other sections that include proprietary rights, confidential information, indemnification obligations.

Article 10.       MISCELLANEOUS

10.1	Independent Contractor. All Services shall be rendered by FCDI as an independent contractor and this Agreement does not create a partnership, joint venture or agency relationship between Century and FCDI. Neither FCDI nor any of its directors, officers, employees or agents shall in any way represent itself to be a partner, joint venturer, agent or officer with or of Century.

10.2	Taxes. FCDI shall pay all required taxes on FCDI’s income from Century under this Agreement. Without prejudice to the generality of the foregoing, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on FCDI with respect to any amounts payable to FCDI pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Century or its Sublicensee(s). If any deduction or withholding is required by law, Century shall pay to FCDI such amount as shall, after the deduction or withholding has been made, leave FCDI with the same amount as it would have been entitled to receive without such deduction or withholding.

10.3	Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts for a company of its size and resources to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

10.4	Publicity. Except as expressly permitted in the Reprogramming License Agreement, Century and its Affiliates shall not use the name of FCDI in any other form of publicity or logo without the prior written approval of the entity or person whose name is being used. Notwithstanding the foregoing:

A.	FCDI shall have the right to disclose to existing and potential customers the fact that FCDI has entered into this Agreement with Century;

B.	Century shall have the right to disclose the fact that Century has entered into this Agreement with FCDI and the terms and conditions of this Agreement to (i) existing and potential investors, lenders, sublicensees,

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licensees, licensors, or collaborators, and (ii) acquirers or merger partners that have entered into a letter of intent or are actively negotiating a definitive acquisition or merger agreement with Century, in each case on a need to know basis and provided, that, prior to disclosure of any of the terms and conditions hereof to any such Third Party, such Third Party is obligated by written or professional ethical obligations of confidentiality and non-use substantially as restrictive as the provisions of Article 7 hereof and that Century will be responsible for any breach of such obligations by any such Third Party; and

C.	Either Party may disclose the name or logo of the other Party where required, as reasonably determined by the legal counsel of the disclosing Party, by applicable law, by applicable stock exchange regulation or by order or other ruling of a competent court or other governmental authority, although, to the extent practicable, the other Party shall be given at least three (3) business days advance written notice of any such legally required disclosure to comment and the disclosing Party shall reasonably consider such comments provided by such other Party on the proposed disclosure.

10.5	Notices. All notices, consents or approvals required or permitted hereunder must be written and sent to a Party at its address as set forth on page one of this Agreement and in accordance of this Section 10.5 or to such other address of a Party designated for such purpose by written notice given to the other Party in accordance with this Section 10.5. All notices must be given: (a) by personal delivery, with receipt acknowledged; (b) by facsimile followed by hard copy delivered by the methods under (c) or (d); (c) by prepaid certified or registered mail, return receipt requested; or (d) by prepaid recognized next business day delivery service. Notices shall be effective upon receipt or as stated in the notice.

10.6	Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either Party without the prior written consent of the other Party. Either Party may, however, assign this Agreement, in whole or in part, to an Affiliate, or in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets to which this Agreement relates. Any assignment or transfer in circumvention of the foregoing shall be null and void.

10.7	Entire Agreement. This Agreement (together with the applicable Exhibit(s)) and the Reprogramming License Agreement and the Differentiation License Agreement constitute the entire agreement of the Parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between Century and FCDI. For the avoidance of doubt, nothing herein nor any modification or the expiration or termination hereof is intended to or shall modify or otherwise affect either the Reprogramming License Agreement and the Differentiation License Agreement except that (a) Section 5.2 and Section 5.3 hereof modify in part Section 3.5(b) of the Reprogramming License Agreement, (b) the provisions of Section 6.2(b) and Section 6.2(c) hereof regarding FCDI’s ownership of certain Deliverables and the unauthorized uses and activities with respect to Deliverables described therein affect the licenses and other rights granted to Century under the Reprogramming License Agreement and/or the Differentiation License Agreement, and (c) the additional licenses granted to Century by FCDI in Sections 6.2(b) and 6.2(c) supplement and thereby affect the licenses and other rights granted to Century under the Reprogramming License Agreement and/or the Differentiation License Agreement.

10.8	No Modification. The provisions of this Agreement may be changed only by a writing signed by authorized representatives of both Parties.

10.9	Severability; Reformation. Each provision in this Agreement is independent and severable

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from the others, and no provision shall be rendered unenforceable as a result of any other provision(s) being held to be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid, unenforceable or too broad, that provision shall be appropriately limited and reformed to the maximum extent permitted by applicable law.

10.10	Governing Law and Jurisdiction. This Agreement shall be construed and interpreted, and its performance shall be, governed by the laws of the State of Wisconsin, without giving effect to the doctrine of conflict of laws.

10.11	Waiver. No waiver of any term, provision or condition of this Agreement (whether by conduct or otherwise) in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement.

10.12	Counterparts and Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the originals graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signatures, and shall be deemed original signatures by both Parties.

10.13	Headings; Use of Certain Words. This Agreement contains headings only for convenience and the headings do not constitute or form a part of this Agreement, and should not be used in the construction of this Agreement. As used herein, the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” words of any gender include each other gender, and words using the singular or plural number also include the plural or singular number, respectively.

10.14	Dispute Resolution.

(a)	If any dispute arises out of or relates to this Agreement, the Parties agree to first seek to resolve such dispute by referring such dispute to the respective Chief Executive Officers of each Party for resolution. Such referral shall take place within thirty (30) days after a written request by either Party to the other Party that resolution by the Chief Executive Officers be attempted. If, within sixty (60) days following the dispute being referred to the Chief Executive Officers of the Parties, the Chief Executive Officers of the Parties have not resolved the dispute, and a Party wishes to pursue the matter, such Party may initiate binding arbitration in accordance with Section 10.14.

(b)	Any dispute arising out of or relating to this Agreement that has not been resolved pursuant to Section 10.14(a) shall be exclusively and finally settled, in Tokyo in the event Century is the claimant requesting arbitration and in New York in the event FCDI is the claimant requesting arbitration, under the Rules of Arbitration of the International Chamber of Commerce. The arbitral tribunal shall consist of three arbitrators, one selected by the claimant in the request for arbitration, the second selected by the respondent within thirty (30) days of receipt of the request for arbitration, and the third, who shall act as presiding arbitrator, selected by the two-party appointed arbitrators within thirty (30) days of the selection of the second arbitrator. If any arbitrators are not selected within these time periods, the International Court of Arbitration shall, upon the request of any Party, make the selection(s).

(c)	Nothing in this Section 10.14 shall be construed as limiting in any way the right of a Party to seek a preliminary injunction or other provisional relief with respect to any actual or threatened breach of this Agreement or to bring an action in aid of arbitration. Should any Party seek an injunction or other equitable relief, or bring an action in aid of arbitration, then for purposes of determining whether to grant such injunction or other

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equitable relief, or whether to issue any order in aid of arbitration, the dispute underlying the request for such injunction or other equitable relief, or action in aid of arbitration, may be heard by the court in which such action or proceeding is brought.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

CENTURY THERAPEUTICS, LLC		FUJIFILM CELLULAR DYNAMICS, INC.

By:	/s/ Osvaldo Flores	By:	/s/ Takeshi Yamamato
Name:	Osvaldo (Lalo) Flores, PhD	Name:	Takeshi Yamamato
Title:	Chief Executive Officer	Title:	President & CEO

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EXHIBIT A                                                           Research Plan

[***]

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EXHIBIT B                                      COMPENSATION; FEE STRUCTURE

[***]

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EXHIBIT C

APPROVED RESEARCH BUDGET

(for the first three (3) Contract Years)

[***]

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